EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 33-42005, 33-42006, 33-70932, 33-70934, 33-80652, 333-61453, 333-61455,
333-60020 and 333-62598) of our reports dated June 3, 2005, with respect to the consolidated financial statements and schedule of Haemonetics Corporation, Haemonetics Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Haemonetics Corporation included in the Annual Report (Form 10-K) for the year ended April 2, 2005.


                                                     /s/ Ernst & Young LLP

Boston, Massachusetts
June 3, 2005


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